NEWS RELEASE

                                                                       The
                                                                       Energy
                                                                       Group PLC

CONTACT:
Chris Farrand
314-342-7590

FOR IMMEDIATE RELEASE
---------------------
July 10, 1997

THE ENERGY GROUP WILL SELL
CITIZENS' POWER MARKETING ASSETS
--------------------------------

LONDON, July 10 - The Energy Group PLC (LSE/NYSE: TEG) has entered into a Memorandum of Understanding with Lehman Brothers Holdings, Inc. (NYSE: LEH) to sell to Lehman those assets of Citizens Power which are subject to jurisdiction under the Federal Energy Regulatory Commission (FERC).

     Citizens Power LLC, the nation's fifth largest power marketing firm, is a subsidiary of The Energy Group PLC, whose directors have recommended acceptance of a cash tender offer by PacifiCorp, a Portland-(Ore.) based diversified energy company. The Citizens Power assets included in the sale are the only assets owned by The Energy Group which are subject to FERC jurisdiction.

     The Energy Group also filed an application today with FERC for authorization of the sale. The sale of the jurisdictional assets is subject to PacifiCorp's successful completion of the tender offer for The Energy Group's shares.

     The Citizens Power name, its management and its employees will be retained and will operate as an integral part of the combined PacifiCorp/Energy Group entity.